UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

TRUMP ENTERTAINMENT RESORTS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TRUMP ENTERTAINMENT RESORTS, INC.

1000 Boardwalk at Virginia Avenue

Atlantic City, New Jersey 08401

Dear Stockholders:

You are invited to attend our 2007 Annual Stockholders’ Meeting at 8:30 a.m. on Wednesday, May 2, 2007, at the law offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, New York 10153 on the 25th floor.

The enclosed proxy statement contains details concerning the meeting. Please review this information carefully! Please note that our Board recommends that stockholders vote FOR the proposals listed in the proxy statement. Whether or not you expect to attend the meeting, please promptly complete, sign, date and return the enclosed proxy card so that your shares will be counted. Your vote is important to us!

Sincerely,

James B. Perry

President, Chief Executive Officer and Director

Atlantic City, New Jersey

April 3, 2007

TRUMP ENTERTAINMENT RESORTS, INC.

NOTICE OF MEETING

The 2007 Annual Stockholders’ Meeting of Trump Entertainment Resorts, Inc. will be held on Wednesday, May 2, 2007, commencing at 8:30 a.m., local time, at the law offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, New York 10153 on the 25th floor.

Please note that in order to attend the meeting, you must bring photo identification and the enclosed entrance pass with you. No one will be admitted to the meeting without them.

Stockholders are being asked to:

1.	Elect three Class III Directors for a three-year term;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2007; and

3.	Transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record owning shares of our Common Stock and Class B Common Stock at the close of business on March 9, 2007, the record date, are entitled to receive notice of the meeting and to vote. A complete list of these stockholders will be available for ten days prior to the meeting at our executive office in the Trump Taj Mahal Casino Resort, 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401 and will be made available at the meeting. Our transfer books will remain open following the record date.

At the close of business on the record date, there were 31,067,978 shares of our Common Stock and 900 shares of Class B Common Stock (which have the voting equivalency of 9,377,484 shares of Common Stock and are owned by Donald J. Trump) entitled to vote at the meeting.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE

PROPOSALS LISTED IN THE PROXY STATEMENT.

Sincerely,

Robert M. Pickus

Executive Vice President, Secretary

and General Counsel

Atlantic City, New Jersey

April 3, 2007

PROXY STATEMENT

Introduction

Our Board of Directors is soliciting proxies for the 2007 Annual Stockholders’ Meeting. This proxy statement contains important information for you to consider when deciding how to vote at the meeting. Please read it carefully!

In this proxy statement, “TER” shall refer to Trump Entertainment Resorts, Inc., a Delaware corporation, and words such as “we,” “us,” “our,” and “our company” shall mean TER and its subsidiaries, including, Trump Entertainment Resorts Holdings, L.P. (“TER Holdings”), and each of their respective predecessors-in-interest, Trump Hotels & Casino Resorts, Inc. and Trump Hotels & Casino Resorts, Holdings, L.P., which we collectively refer to as “THCR”.

Our principal executive offices are located at the Trump Taj Mahal Casino Resort at 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401. The main telephone number of our executive offices is (609) 449-5573. A copy of our 2006 Annual Report, this proxy statement and the accompanying proxy card and entrance pass are first being sent or given to stockholders on or about April 3, 2007.

Date, Time and Place

The meeting will be held at 8:30 a.m., local time, on Wednesday, May 2, 2007, at the law offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 on the 25th floor.

Matters to be Considered

At the meeting, stockholders will be asked to elect three Class III Directors to our Board. See “ELECTION OF CLASS III DIRECTORS.” Stockholders will also be asked to ratify the Board of Directors’ appointment of Ernst & Young LLP, as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2007. See “RATIFICATION OF ERNST & YOUNG, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.” The Board does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote

Stockholders as of the close of business on March 9, 2007, the record date, are entitled to receive notice of and to vote at the meeting. As of the record date, there were 31,067,978 shares of our Common Stock outstanding and 900 shares of our Class B Common Stock outstanding. Each share of our Common Stock is entitled to one vote. The 900 shares of our Class B Common Stock, all of which are owned by Donald J. Trump, represent Mr. Trump’s limited partnership interest in TER Holdings, and have the voting equivalency of 9,377,484 shares of our Common Stock. TER is the sole general partner of TER Holdings.

Our Common Stock and Class B Common Stock will vote as a single class on the election of Class III Directors and to ratify the appointment of Ernst & Young LLP.

In order to attend the meeting, you must bring photo identification and the enclosed entrance pass.

Required Votes

The affirmative vote of a plurality of shares of Common Stock and Class B Common Stock, voting as a single class, present in person or by proxy and entitled to vote at the meeting is required for the election of directors. Consequently, only shares that are voted in favor of a particular nominee will be counted. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withholds authority to vote for the nominee, including broker non-votes, will not be counted toward each nominees’ achievement of a plurality.

Donald J. Trump, our Board’s Chairman, beneficially owns 12,044,335 or approximately 28.8% of the voting power of our voting shares outstanding as of the record date including (i) 1,220,145 shares of Common Stock, (ii) 9,377,484 shares represented by 900 shares of our Class B Common Stock and (iii) 1,446,706 shares of our Common Stock issuable upon the exercise of warrants held by Mr. Trump which do not have any voting rights until exercised. Mr. Trump has advised us that he intends to vote eligible shares (26.2% of the shares of our Common Stock outstanding as of the record date) for the election of each Class III Director named herein. All of our directors and executive officers as a group (including Mr. Trump) beneficially own in the aggregate approximately 27.3% of our Common Stock outstanding at the record date, excluding shares of our Common Stock issuable upon the exercise of options and warrants.

Voting and Revocation of Proxies

Stockholders are requested to date, sign and promptly return their proxy card in the enclosed postage prepaid envelope. Voting instructions are provided on the proxy card.

Shares represented by properly executed proxy cards received by us which are not later revoked, will be voted at the meeting in accordance with the instructions contained therein. If instructions are not given, executed proxies will be voted FOR the (i) election of each Class III Director and the (ii) ratification of the Board’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (independent auditors) for the year ending December 31, 2007.

You can vote one of three ways for the election of the Class III Directors. By checking the appropriate box on your proxy card, you may:

•	Vote FOR all of the Class III Directors as a group;

•	WITHHOLD AUTHORITY to vote for all the Class III Directors; or

•	Vote FOR all the Class III Directors as a group except for those nominees you specifically identify on the appropriate line.

You can vote one of three ways for the ratification of the Board’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (independent auditors) for the year ending December 31, 2007. By checking the appropriate box on your proxy card, you may:

•	Vote FOR the ratification;

•	AGAINST the ratification; or

•	ABSTAIN from voting.

If your shares are held in the name of a bank or broker, you should follow the voting instructions on the form you receive from them.

If a stockholder does not return a signed proxy card or attend the meeting and vote in person, his or her shares will not be voted.

The enclosed proxy cards are revocable, and a proxy card may be revoked at any time before it is exercised by executing and delivering a later-dated proxy card to the Secretary of our company at our address set forth herein or by voting in person at the meeting. Attendance at the meeting will not alone constitute revocation of a proxy.

“Householding” of Annual Report and Proxy Materials

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our 2006 Annual Report and proxy statement, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in “householding” will continue to receive separate proxy cards.

If you are eligible for “householding,” but you and other stockholders of record with whom you share an address currently receive multiple copies of the 2006 Annual Report and/or the proxy statement, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our stock transfer agent, Continental Stock Transfer & Trust Company (in writing: 2 Broadway, 19th Floor, New York, New York 10004; Attention: Bruce Jacoby; by telephone: (212) 509-4000).

If you participate in “householding” and wish to receive a separate copy of the 2006 Annual Report or this proxy statement, or if you do not wish to participate in “householding” and prefer to receive separate copies of these documents in the future, please contact Continental Stock & Transfer Company as indicated above.

Beneficial owners can request information about “householding” from their banks, brokers or other holders of record.

ELECTION OF CLASS III DIRECTORS

Director Information

In accordance with our Restated Certificate of Incorporation (our “Charter”) and our voting agreement with Mr. Trump, both of which became effective in conjunction with our plan of reorganization on May 20, 2005 (the “Effective Date”), our Board consists of nine directors but can be increased to ten in the event our Chief Executive Officer is not already a director. See “Certain Relationships and Related Party Transactions, Agreements with Mr. Trump” for a description of the voting agreement.

Our Board is divided into three classes, Class I, Class II and Class III, each of which consists of three directors. The current Class I Directors are Wallace B. Askins, Edward H. D’Alelio and James J. Florio. The current Class II Directors are Cezar M. Froelich, Michael A. Kramer and Don M. Thomas. The current Class III Directors are Morton E. Handel, James B. Perry and Donald J. Trump. Mr. Trump currently serves as our Board’s Chairman.

Pursuant to our Charter, one Class I Director, two Class II Directors, and two Class III Directors are designated as “Class A Directors.” The current Class A Directors are Messrs. D’Alelio, Froelich, Handel, Kramer and Perry.

The Class A Directors, as a group, have the sole authority and power to nominate persons to serve as Class A Directors and to fill any vacancy in the position of Class A Director until the earlier of (i) the date immediately following our 2010 Annual Stockholders’ Meeting or (ii) such time as our stockholders fail to elect Mr. Trump to our Board (the “Class A Nomination Period”), subject to applicable law and stock exchange and securities market rules (“Applicable Law”). Pursuant to the terms of our Charter and our voting agreement with Mr. Trump, during the Class A Nomination Period, each Class A Director must be re-nominated to serve for successive terms unless such director declines or is unable to be so re-nominated. During the Class A Nomination Period, each committee of the Board must be comprised of a majority of Class A Directors.

Pursuant to our Charter, one Class I Director, one Class II Director and one Class III Director must be designated as an “Investor Board Member.” The current Investor Board Members are Messrs. Askins, Thomas and Trump.

Pursuant to the terms of our voting agreement with Mr. Trump and as long as Mr. Trump’s service agreement is in effect (the “Investor Nomination Period”), Mr. Trump is entitled to nominate three Investor Board Members (which number will be reduced to the extent Mr. Trump’s beneficial ownership of our Common Stock falls below levels detailed in the voting agreement); provided that Mr. Trump is one of the Investor Board Members at all times. Subject to Applicable Law, in the event that, during the Investor Nomination Period, any Investor Board Member is unable to serve or is removed or withdraws from the Board, Mr. Trump shall designate a replacement (a “Substitute Investor Board Member”), and we agree to take all necessary action within our power to cause the election of the Substitute Investor Board Member, and upon the written request of Mr. Trump, to remove, with cause, any relevant Investor Board Member.

Pursuant to our Charter and the voting agreement, one Class I Director must be designated as the “Mutual Board Member.” The current Mutual Board Member is Mr. Florio.

Subject to Applicable Law, during the Investor Nomination Period, so long as Mr. Trump owns not less than 5% of our Common Stock, we will take all action necessary to cause the nomination for election as a director the Mutual Board Member. The Mutual Board Member must be acceptable to Mr. Trump; provided that, if Mr. Trump owns less than 5% of our Common Stock, the Mutual Board Member must be acceptable to a majority of Class A Directors. Subject to Applicable Law, in the event that a Mutual Board Member is unable to serve or is removed or withdraws from the Board, Mr. Trump shall designate a replacement (the “Substitute Mutual Board Member”) during the Investor Nomination Period, and we shall designate the Substitute Mutual Board member thereafter, provided, that, during the Class A Nomination Period, the Substitute Mutual Board Member shall be acceptable to a majority of the Class A Directors serving on the Board at such time.

Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2010

Three Class III Directors are to be elected to our Board at this year’s stockholders’ meeting. Each nominee is expected to hold office until the 2010 Annual Stockholders’ Meeting or until his successor has been duly elected and qualified. The persons named on the proxy card will, unless contrary instructions are received, vote the shares represented by the proxy card FOR the election of the three Class III Director nominees specified below. All of the nominees listed below are currently Class III Directors of our Board. Should any one or more of the nominees become unable to serve for any reason or decide not to serve or stand for election, neither of which is anticipated, the Board or the Class A Directors, as the case may be, may designate substitute nominees as set forth below, in which event the persons named on the proxy card will vote FOR the election of such substitute nominee or nominees.

Name and present position, if any, with the company	Age, period served as director, other business experience during the last five years and family relationships, if any
Donald J. Trump, Chairman of the Board

Mr. Trump, age 60, has been serving as a Class III Director and as the Chairman of our Board since the Effective Date, and served as the Chairman of the Board of THCR and certain of its subsidiaries from THCR’s inception in 1995 to the Effective Date. Mr. Trump served as the Chief Executive Officer of THCR and certain of its subsidiaries from July 2000 to the Effective Date and as the Chief Executive Officer of TER and certain of its subsidiaries from the Effective Date to July 2005. From July 2000 through October 2004, Mr. Trump also served as the President of THCR and certain of its subsidiaries. Mr. Trump is also currently the President and Chief Executive Officer of The Trump Organization, LLC, a privately held entity wholly-owned by Mr. Trump which is in the business, through its affiliates and subsidiaries, of acquiring, developing and managing real estate properties. At the time THCR filed for chapter 11 on November 21, 2004, Mr. Trump was serving as Chief Executive Officer and Chairman of the Board of THCR and certain of its subsidiaries.

James B. Perry, President & Chief Executive Officer

Mr. Perry, age 57, has been serving as a Class III Director of our Board since the Effective Date. Since July 6, 2005, Mr. Perry has been serving as our Chief Executive Officer. Since July 19, 2005, Mr. Perry has been serving as our President. Mr. Perry was President of Argosy Gaming Company from April 1997 through July 2002 and Chief Executive Officer of Argosy Gaming Company from April 1997 through May 2003. Mr. Perry also served as a member of the Board of Directors of Argosy Gaming Company from 2000 to July 2005.

Morton E. Handel, Lead Director	Mr. Handel, age 71, has been serving as a Class III Director of our Board since the Effective Date and as Lead Director of our Board since June 2005. Since 1998, Mr. Handel has been serving as the Chairman of the Board of Directors of Marvel Entertainment, Inc., a publicly held publishing and entertainment company. Mr. Handel also serves on the Audit Committee, Compensation Committee and Corporate Governance Committee of the Board of Directors of Marvel Entertainment, Inc. Mr. Handel served as a member of the Board of Directors of Linens n’ Things, a publicly held company, from 2000 to 2006, and served on its Board’s Audit Committee and Corporate Governance Committee. Mr. Handel is also a Regent of the Board of Regents of the University of Hartford and is active on the boards of several not-for-profit organizations in the Hartford area.

The Board recommends a vote FOR the above-named nominees.

Members of the Board of Directors Continuing in Office

The following Class I Directors are expected to serve until the 2008 Annual Stockholders’ Meeting:

Name and present position, if any, with the company	Age, period served as director, other business experience during the last five years and family relationships, if any
Wallace B. Askins	Mr. Askins, age 76, has been serving as a Class I Director of our Board since the Effective Date and had served on the Board of THCR and certain of its subsidiaries since its initial public offering in June 1995 until the Effective Date. At the time THCR filed for chapter 11 on November 21, 2004, Mr. Askins was serving as a director of THCR and certain of its subsidiaries.

Edward H. D’Alelio	Mr. D’Alelio, age 54, has served as a Class I Director of our Board since the Effective Date. Mr. D’Alelio also serves as Executive-in-Residence and as a member of the College Management Advisor Board at the University of Massachusetts, College of Management. Mr. D’Alelio was the Managing Director and Chief Investment Officer of the Fixed Income Group at Putnam Investments, Inc. from 1989 to 2002. Mr. D’Alelio is a member of the Board of Trustees of the Newman School and St. Mary’s Children’s & Infants Center, a member of the Board of Governance of Caritas Christi Healthcare, and a member of Investment Committee and Finance Committee of Caritas Christi Healthcare. He is also a member of the Investment Committee of the University of Massachusetts Foundation and a director of Blue Water, Inc. Mr. D’Alelio has over 30 years experience in investing in leveraged companies, including investment experience in Atlantic City gaming companies since the inception of gaming in Atlantic City.

James J. Florio	Mr. Florio, age 69, has been serving as a Class I Director of our Board since the Effective Date. Mr. Florio was the Governor of the State of New Jersey from 1990 to 1994. Mr. Florio served in the United States Congress from 1974 through 1990, and prior to such time served three terms in the New Jersey General Assembly. Since its founding in 2000 until 2006, Mr. Florio was the Chief Executive Officer of Xspand Corporation, an asset management company based in Morristown, New Jersey. Mr. Florio is a founding partner and, currently Of Counsel to the law firm of Florio, Perrucci, Steinhardt & Fader and a Professor for Public Policy and Administration at the Blaustein Graduate School of Public Policy at Rutgers, The State University of New Jersey. Mr. Florio currently serves on the Board of Directors of Plymouth Financial Company, Inc.

The following Class II Directors are expected to serve until the 2009 Annual Stockholders’ Meeting:

Name and present position, if any, with the company	Age, period served as director, other business experience during the last five years and family relationships, if any
Cezar M. Froelich	Mr. Froelich, age 61, has been serving as a Class II Director of our Board since the Effective Date. Mr. Froelich is one of the founding partners of Shefsky & Froelich Ltd., a law firm founded in 1972. Prior to founding the firm, Mr. Froelich served as a Staff Securities Attorney with the SEC. Mr. Froelich served on the Search Committee of Loyola University School of Law from 2004 to 2005. From 1980 to 1992, Mr. Froelich served as a director of seven publicly held real estate entities owned by the Brauvin Group of Companies which develops and manages real estate properties throughout the country. From approximately 1993 to 1995, Mr. Froelich served as a director of Harrah’s Jazz Casino Company, LLC, a company that owned a casino business in New Orleans. From approximately 1993 to 1995, Mr. Froelich served as a director of Hemmeter Enterprises, Inc., which owned three casinos in Colorado and a riverboat casino in New Orleans. Mr. Froelich also serves as a director of Flashpoint The Academy of Media Arts and Sciences, LLC, a privately held media arts college.

Michael A. Kramer	Mr. Kramer, age 39, has been serving as a Class II Director of our Board since the Effective Date. Since January 2007, Mr. Kramer has been a Partner with Perella Weinberg Partners, an investment banking firm. From September 2005 to December 2006, Mr. Kramer was the Chief Executive Officer of Kramer Capital Partners, an investment banking firm. From January 2001 through April 2005, Mr. Kramer was a Managing Director of Greenhill & Co., Inc. where he headed the firm’s restructuring group and served as a member of the firm’s Management Committee. From June 1989 through April 2001, Mr. Kramer was employed by Houlihan Lokey Howard & Zukin, a national investment banking firm, where he served from 1997 to 2000 as a Managing Director in charge of the firm’s restructuring group and as a member of the firm’s Board of Directors.

Don M. Thomas	Mr. Thomas, age 76, has been serving as a Class II Director of our Board since the Effective Date, and also served on the Board and Board committees of THCR and certain of its subsidiaries from THCR’s initial public offering in June 1995 until the Effective Date. From January 1985 until his retirement in January 2007, Mr. Thomas was the Senior Vice President of Corporate Affairs of the Pepsi-Cola Bottling Co. of New York. At the time THCR filed for chapter 11 on November 21, 2004, Mr. Thomas was serving as a director of THCR and certain of its subsidiaries. Mr. Thomas is active on the boards of several not-for-profit organizations.

All members of the Board and nominees for director are United States citizens and have the necessary licenses or qualifications required by casino gaming regulatory authorities.

INFORMATION CONCERNING

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Director Independence

Pursuant to our Corporate Governance Guidelines, our Board is required to affirmatively determine that a majority of our directors have no relationship that would interfere with his exercise of independent judgment in carrying out his responsibilities and meets any other relevant qualification requirements imposed by the SEC and the Nasdaq National Market (“Nasdaq”), the principal market on which our common stock is traded. A copy of our Corporate Governance Guidelines is available free of charge on our website, www.trumpcasinos.com. The Board has determined, after considering all relevant facts and circumstances, that all of its members, other than Donald J. Trump and James B. Perry, are “independent” as defined by the rules and regulations promulgated by the SEC and Nasdaq.

Meetings and Committees

During 2006, the Board of Directors met five times.

Our Board has four committees: (i) the Audit Committee; (ii) the Compensation Committee; (iii) the Corporate Governance and Nominating Committee; and (iv) the Executive Committee. Such committees’ charters are available free of charge on our website, www.trumpcasinos.com. The following is a brief description of the duties and responsibilities of each of the committees and the names of the members of our Board serving on each committee.

Audit Committee

The responsibilities of the Audit Committee include, but are not limited to: selecting, appointing, dismissing, compensating and overseeing our independent auditors; pre-approving all auditing and non-auditing services to be provided by the independent auditors; overseeing the independence and qualification of our independent auditors; and overseeing the performance of our company’s internal audit and surveillance functions. A copy of the Audit Committee Charter is available on our website.

During 2006, the Audit Committee met with management and the independent auditors eight times. The members of the Audit Committee are Michael A. Kramer (Chairman), Wallace B. Askins and Edward H. D’Alelio. Our Board has determined that Mr. Kramer is qualified as a “financial expert” within the meaning of the regulations of the United States securities laws.

Compensation Committee

The Compensation Committee oversees our compensation policies and practices, including those related to incentive compensation and equity-based plans, retention severance and retirement programs, and any other employee benefit plans or programs. The Compensation Committee approves the compensation and other material employment terms of our senior executive officers. The Compensation Committee Charter is available on our website.

During 2006, the Compensation Committee of our Board met four times. The current members of the Compensation Committee are Morton E. Handel (Chairman), Edward H. D’Alelio and Don M. Thomas.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for, among other things, developing and recommending to the Board the governance processes and principles applicable to us, reviewing our corporate governance practices and guidelines, coordinating and overseeing the annual self-evaluation of the role and performance of the Board and its committees and recommending for Board approval determinations as to director independence. Nominations for election of director are not made by the committee and the committee does not consider director candidates recommended by stockholders because nominations are made pursuant to our voting agreement with Mr. Trump as described under “Election of Class III Directors—Director Information.” Since the process for nomination of directors is contained exclusively within the voting agreement, the Corporate Governance and Nominating Committee does not have a policy with regard to consideration of any director candidates. The Corporate Governance and Nominating Committee Charter is available on our website.

During 2006, the Corporate Governance and Nominating Committee met three times. The current members of the Corporate Governance and Nominating Committee are James J. Florio (Chairman), Cezar M. Froelich and Don M. Thomas.

Executive Committee

The Executive Committee is responsible for, among other things, providing advice and counsel to management with respect to strategy and business plans, including on issues related to potential mergers, acquisitions, divestitures, capital restructuring, prospective offerings, stock splits and approving routine matters. The Executive Committee Charter is available on our website.

The Executive Committee met two times during the 2006 fiscal year. The current members of the Executive Committee are Donald J. Trump (Chairman), Cezar M. Froelich and Morton E. Handel.

The information contained in this proxy statement with respect to the Audit Committee Charter, the Compensation Committee Charter, the Nominating and Corporate Governance Committee Charter, the Executive Committee Charter and the independence of non-management members of the Board shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information be incorporated by reference into any future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference in a filing.

Attendance

All directors attended all of the meetings of the Board and committees of the Board on which they served. Under our Corporate Governance Guidelines, each director is expected to devote the time and effort necessary to fulfill their responsibilities as a director, including by attending meetings of the stockholders, the Board and committees on which he is a member. All directors attended the 2006 Annual Stockholders’ Meeting held on April 27, 2006.

Code of Business Conduct

We have a Code of Business Conduct, which is applicable to all our directors, officers and certain management and supervisory employees. The Code of Business Conduct is available free of charge either on our website or by writing to our Secretary.

Code of Ethics

We have a Code of Ethics for our directors and principal executive officers, including, among others, our Chief Executive Officer, Chief Financial Officer and the members of our Board. The Code of Ethics is available free of charge either on our website or by writing to our Secretary.

If we make any substantive amendments to the Code of Ethics or grant any waivers therefrom, we are required to disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K filed with the SEC within four business days.

Communication with the Board of Directors and the Audit Committee

Stockholders and other parties interested in communicating directly with our non-management directors as a group may do so by writing in care of our Secretary. If a stockholder would like the letter to be forwarded directly to the Chairman of the Board or to one of the members of the standing committees of the Board, he or she should so indicate in the letter to the Secretary. If no specific direction is indicated, the Secretary will review the letter and forward it to the appropriate Board member. Any report regarding questionable accounting practices, internal accounting controls or auditing matters will be forwarded by the Secretary to the Chairman of the Audit Committee.

Meetings of Non-Management Directors

The non-management members of the Board meet regularly in executive session outside the presence of any member of the management, usually in conjunction with regularly scheduled meetings of the Board. No formal Board action may be taken at any executive session.

Lead Director

Our Board has designated Morton E. Handel as its Lead Director. The duty of the Lead Director is to assist in coordinating the efforts of the independent directors in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of our company and the performance of our senior management.

Compensation of Directors

Mr. Trump received no remuneration for serving as the Chairman of our Board during the fiscal year ended December 31, 2006. Members of our Board who are also employees or consultants of our company and its affiliates receive no directors’ fees. During 2006, our non-employee directors received an annual retainer of $150,000, 5,000 shares of restricted stock and reasonable and accountable out-of-pocket expenses incurred in connection with attending Board and committee meetings. Our Board has established a policy that non-employee directors will receive an additional 5,000 shares of restricted stock each May 1st beginning in 2006. In addition, the Chairman of the Audit Committee receives an additional $50,000 and the Chairman of each of the Corporate Governance and Nominating Committee and the Compensation Committee receives an additional $25,000 per year. Each member of the Audit Committee and Compensation Committee, other than their respective Chairmen, receives an additional $5,000 per year. Our Lead Director is paid an additional $35,000 annually.

Name	Year	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Donald J. Trump (3)	2006	$—	$—	$—
Wallace B. Askins	2006	155,000	142,782	297,782
Edward H. D’Alelio	2006	160,000	142,782	302,782
James J. Florio	2006	175,000	142,782	317,782
Cezar M. Froelich	2006	150,000	142,782	292,782
Morton E. Handel	2006	210,000	142,782	352,782
Michael A. Kramer	2006	200,000	142,782	342,782
James B. Perry (3)	2006	—	—	—
Don M. Thomas	2006	155,000	142,782	297,782

(1)	Fees earned or paid in cash represent $150,000 annual retainer paid to directors plus lead director, committee chairmen and committee member fees paid to independent directors.
(2)	Represents expense in accordance with FAS 123(R) of annual restricted stock granted under the Trump Entertainment Resorts, Inc. 2005 Incentive Award Plan. On May 1, 2006, each independent director received 5,000 shares of restricted stock with restrictions lapsing in two equal installments, 2,500 shares on the following November 1, and May 1. Additionally, restrictions on 5,000 shares of restricted stock granted to the independent directors during 2005 lapsed May 1, 2006.
(3)	Our compensation, fee and reimbursement arrangements with Mr. Trump and Mr. Perry are described below. See “Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and any person who beneficially owns more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC and Nasdaq. Based solely upon a review of the copies of the forms furnished to us and written representations from our Reporting Persons, we believe that during the year ended December 31, 2006, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except for one report on Form 4 for Mark Juliano relating to the sale of 30,000 shares of Common Stock on November 27, 2006, filed on December 4, 2006 and one report filed on Form 4/A for Edward H. D’Alelio on November 16, 2006 correcting a typographical error that indicated ownership of 1,700 shares of our Common Stock instead of 17,000 shares of our Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock and Class B Common Stock as of the close of business on the record date by (i) each executive officer named in the Summary Compensation Table under “Executive Compensation,” (ii) each director and nominee for director, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our voting securities, and (iv) all of our executive officers and directors as a group. In the case of persons other than our executive officers and directors, such information is based solely upon a review of the latest Schedules 13F or 13G, as amended, or Section 16 reports which have been filed by such persons with the SEC. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our Common Stock and Class B Common Stock listed as owned by such person. Unless otherwise noted, the address for each reporting person below is c/o Trump Entertainment Resorts, Inc., 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401.

None of our executive officers, directors or director nominees have pledged or collateralized shares of our Common Stock owned by them.

Insider Trading Policy.    Pursuant to our Policy on Insider Trading and Communications with the Public, generally, our directors, executive officers and certain designated employees are prohibited from trading in our company’s securities during quarterly “black out periods” beginning two weeks before the end of the last month of the fiscal quarter, or two weeks before the end of the fiscal year, and ending two full trading days after the filing of our quarterly report on Form 10-Q or annual report on Form 10-K, as the case may be, with the SEC, or during other periods as established by us from time to time in light of certain corporate developments.

	Common Stock			Class B Common Stock
Name of Beneficial Owner	Number of Shares		Percent of Class (1)	Number of Shares		Percent of Class (2)
Donald J. Trump (Chairman of the Board)	12,044,335	(3)	28.8%	900	(4)	100.0%
James B. Perry (President, Chief Executive Officer and Director)	106,500	(5)	*	—		—
Mark Juliano (Chief Operating Officer)	60,000	(6)	*	—		—
Dale R. Black (Executive Vice President and Chief Financial Officer)	24,493	(7)	*	—		—
Paul B. Keller (Executive Vice President of Design and Construction)	26,530	(8)	*	—		—
James A. Rigot (General Manager, Trump Plaza)	10,000	(9)	*	—		—
Wallace B. Askins (Director)	15,367	(10)	*	—		—
Edward H. D’Alelio (Director)	17,200	(11)	*	—		—
James J. Florio (Director)	16,000	(12)	*	—		—
Cezar M. Froelich (Director)	15,000	(13)	*	—		—
Morton E. Handel (Director)	15,000	(14)	*	—		—
Michael A. Kramer (Director)	15,000	(15)		—		—
Don M. Thomas (Director)	12,780	(16)	*	—		—
Morgan Stanley & Co. Incorporated	5,558,808	(17)	17.9%	—		—
Franklin Mutual Advisers, LLC	5,141,843	(18)	16.6%	—		—
Anchorage Capital Master Offshore, LTD.	1,888,994	(19)	6.1%	—		—
Prides Capital Partners, LLC	1,831,669	(20)	5.9%	—		—
Jana Partners, LLC	1,690,450	(21)	5.4%	—		—
All Executive Officers and Directors As a Group (19 persons)	12,477,865	(22)	29.8%	900	(4)	100%

*	Represents less than 1%.
(1)	Based on 31,067,978 shares of Common Stock, issued and outstanding as of the close of business on the record date. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person.
(2)	Based on 900 shares of Class B Common Stock issued and outstanding as of the close of business on the record date.
(3)	Consists of (i) 1,220,145 shares of Common Stock, (ii) 1,446,706 shares of Common Stock issuable upon the exercise of a warrant for a purchase price of $21.90 per share until May 20, 2015 (the “DJT Warrant”), and (iii) 9,377,484 shares of Common Stock issuable upon Mr. Trump’s conversion of his limited partnership interests in TER Holdings.

(4)	Mr. Trump’s 900 shares of Class B Common Stock represent his limited partnership interests in TER Holdings. The 900 shares of Class B Common Stock have the voting equivalency of 9,377,484 shares of Common Stock.
(5)	Consists of 36,500 shares of Common Stock and 70,000 shares of restricted Common Stock.
(6)	Consists of 60,000 shares of restricted Common Stock.
(7)	Consists of 1 share of Common Stock and 24,492 shares of restricted Common Stock.
(8)	Consists of 5,833 shares of Common Stock and 20,697 shares of restricted Common Stock.
(9)	Consists of 10,000 shares of restricted Common Stock.
(10)	Consists of 12,867 shares of Common Stock and 2,500 shares of restricted Common Stock.
(11)	Consists of 14,500 shares of Common Stock, 2,500 shares of restricted Common Stock and 200 shares of Common Stock owned by The D’Alelio Irrevocable Trust of 2005 of which Mr. D’Alelio disclaims beneficial interest.
(12)	Consists of 13,500 shares of Common Stock and 2,500 shares of restricted Common Stock.
(13)	Consists of 12,500 shares of Common Stock and 2,500 shares of restricted Common Stock.
(14)	Consists of 12,500 shares of Common Stock and 2,500 shares of restricted Common Stock.
(15)	Consists of 12,500 shares of Common Stock and 2,500 shares of restricted Common Stock.
(16)	Consists of 10,280 shares of Common Stock and 2,500 shares of restricted Common Stock.
(17)	Based upon a Schedule 13F, dated December 31, 2006 filed by Morgan Stanley & Co. Incorporated (“MS&Co.”) with the SEC. Address of principal executive office listed as 1585 Broadway, New York, New York 10036. Pursuant to a letter agreement dated May 20, 2005 between us and MS&Co., MS&Co. has agreed to vote all of the shares of our Common Stock that it beneficially owns in excess of 9.9% of our outstanding Common Stock in proportion to all votes cast by our other stockholders (excluding all shares of our Common Stock beneficially owned by MS&Co. and all shares of our Common Stock and of our Class B Common Stock beneficially owned by Donald J. Trump and his controlled affiliates).
(18)	Based upon a Schedule 13G, dated December 31, 2006, filed by Franklin Mutual Advisers with the SEC. Address of principal executive office listed as 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078.
(19)	Based upon a Schedule 13G, dated December 31, 2006, jointly filed with the SEC by Anchorage Capital Master Offshore, LTD. and (i) Anchorage Advisors, L.L.C., (ii) Anchorage Advisors Management, L.L.C., (iii) Anthony L. Davis and (iv) Kevin M. Ulrich. Address of principal executive office listed as 610 Broadway, 6th Floor, New York, New York 10012.
(20)	Based upon a Schedule 13F, dated December 31, 2006, filed by Prides Capital Partners, L.L.C., with the SEC. Address of principal executive office listed as 200 High Street, Suite 700, Boston, Massachusetts 02100.
(21)	Based upon a Schedule 13G, dated December 31, 2006, filed by Jana Partners, LLC with the SEC. Address of principal executive office listed as 200 Park Avenue, Suite 3300, New York, New York 10166.
(22)	Consists of (i) 287,204 shares of restricted Common Stock, (ii) 1,366,171 shares of Common Stock, (iii) 1,446,706 shares of Common Stock issuable upon the exercise of the DJT Warrant, and (iv) 9,377,484 shares of Common Stock issuable upon Mr. Trump’s conversion of his limited partnership interests in TER Holdings.

EXECUTIVE OFFICERS

All of our executive officers are elected at the organizational meeting of our Board held annually and serve at the pleasure of our Board. As of March 9, 2007, our executive officers, their ages, the positions held by them and the periods during which they have served in such positions were as follows:

Name	Age	Positions	Office Held Since
James B. Perry	57	Chief Executive Officer and President	July 2005

Mark Juliano	52	Chief Operating Officer	August 2005

Dale R. Black	43	Executive Vice President and Chief Financial Officer	November 2005

John P. Burke	59	Executive Vice President and Corporate Treasurer	February 1999

Joseph A. Fusco	62	Executive Vice President of Governmental Affairs	June 1996

Paul B. Keller	52	Executive Vice President Design and Construction	October 2005

Virginia McDowell	49	Executive Vice President and Chief Information Officer	October 2005

Robert M. Pickus	52	Executive Vice President, Secretary and General Counsel	March 1995

Craig D. Keyser	45	Executive Vice President of Human Resources	October 2001

Richard M. Santoro	46	Executive Vice President of Asset Protection and Risk Management	February 2006

Eric Hausler	37	Senior Vice President Development	October 2006

See “Election of Class III Directors—Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2010” for a biography of James B. Perry.

Mark Juliano has been our Chief Operating Officer since August 8, 2005. Mr. Juliano served as President of Boardwalk Regency Corporation d/b/a Caesars Atlantic City from 1994 to 1999. From March 1999 to October 2001, Mr. Juliano served as President of Mirage Atlantic City Corporation. From October 2001 to February 2003, Mr. Juliano was the Chairman of the board of directors of Atlantic City Convention and Visitors Authority. From February 2003 to August 2005, Mr. Juliano served as the President of Desert Palace, Inc. d/b/a Caesars Palace, in Las Vegas, Nevada.

Dale R. Black has been our Chief Financial Officer and an Executive Vice President since November 17, 2005. From April 1998 through November 2005, Mr. Black served as the Senior Vice President and Chief Financial Officer of Argosy Gaming Company. From April 1993 to March 1998, Mr. Black served as Corporate Controller of Argosy Gaming Company.

John P. Burke has been an Executive Vice President and Treasurer of our company and certain of our subsidiaries since 1999. From June 1997 to January 1999, Mr. Burke served as a Senior Vice President of our company and certain of our subsidiaries. From January 1996 to June 1997, he served as our Senior Vice President of Corporate Finance. Since 1992, Mr. Burke has held various positions, including Executive Vice President, Assistant Treasurer and Treasurer of numerous of our subsidiaries.

Joseph A. Fusco has been the Executive Vice President of Government Affairs of our company and certain of our subsidiaries since June 1996. From August 1985 to June 1996, Mr. Fusco practiced law as a partner in various Atlantic City law firms specializing in New Jersey casino regulatory, commercial and administrative law matters. Mr. Fusco previously served as Atlantic County Prosecutor, a gubernatorial appointment, from April 1981 to July 1985 and as Special Counsel for Licensing for the New Jersey Casino Control Commission from the inception of that agency in September 1977 to March 1981.

Craig D. Keyser has been our Executive Vice President of Human Resources since October 2001. From January 1999 through October 2001, Mr. Keyser served as Senior Vice President of Human Resources of certain of our subsidiaries and from July 1996 through January 1999, Mr. Keyser was our Vice President of Human Resources. From July 1994 through July 1996, Mr. Keyser served as Vice President of Human Resources for Trump Plaza Hotel and Casino. Currently, Mr. Keyser serves as Vice Chairman of the Board of Governors of the AtlantiCare Regional Medical Center and the board of directors of the Greater Atlantic City Chamber of Commerce.

Paul B. Keller has been our Executive Vice President of Design and Construction since October 2005. From 1993 through September 2005, Mr. Keller served in various positions with Argosy Gaming Company, including Director of Site Development and Construction, and most recently as a Corporate Officer and Vice President of Design and Construction. Mr. Keller holds an Engineering degree from Duke University and an MBA from the University of Michigan. Mr. Keller has extensive experience in design and construction of casinos, hotels, and themed entertainment environments. Mr. Keller’s prior work experience includes management roles at Walt Disney Imagineering, and with a major Midwestern General Contractor.

Virginia McDowell has been our Executive Vice President and Chief Information Officer since October 2005. Until October 2005, Ms. McDowell served as the Senior Vice President of Operations at Argosy Gaming Company. From 1997 through 2005, Ms. McDowell was the Vice President of Sales and Marketing at Argosy Gaming Company. Prior to working at Argosy, Ms. McDowell served as the East Coast Regional Manager for Casino Data Systems and held management positions at a number of Atlantic City gaming properties beginning in 1981. Ms. McDowell served as President of the AMC Cancer Research regional office in St. Louis until January 2007. Currently, Ms. McDowell serves as a Founding Board Chair and President of Gildas Club St. Louis.

Robert M. Pickus has been our General Counsel and Secretary and an Executive Vice President since March 1995. Since 1985, Mr. Pickus has held various positions, including President, Secretary, Vice President, Assistant Vice President and director of numerous of our subsidiaries (and those of our predecessors). Mr. Pickus has been admitted to practice law in the states of New York and New Jersey since 1980, and in the Commonwealth of Pennsylvania since 1981.

Richard M. Santoro has been our Executive Vice President of Asset Protection and Risk Management since February 2006. From October 2005 to December 2005, Mr. Santoro served as the General Manager of Trump Indiana. Since July 1991, Mr. Santoro has held various security, safety and related emergency management positions with numerous of our subsidiaries (and those of our predecessors) and has acted as the company’s liaison with county, state and federal law enforcement.

Eric Hausler has been Senior Vice President of Development since October 2006. From August 2005 to September 2006, Mr. Hausler served as a Managing Director in Fixed Income Research covering the gaming, lodging and leisure industries for Bear Stearns & Co. Inc., and as a Vice President in Equity Research from December 1999 to July 2002. From October 2003 to August 2005, Mr. Hausler served as the Senior Equity Analyst covering the gaming industry for Susquehanna Financial Group. From July 2002 to September 2003, Mr. Hausler served as an Associate Analyst in Equity Research covering the gaming and lodging industries for Deutsche Bank Securities. From December 1996 to November 1999, Mr. Hausler served as the Governmental and Community Relations Coordinator for the New Jersey Casino Control Commission among other positions.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee is primarily responsible for establishing the philosophy, policies and practices for the compensation program, determining the appropriate compensation of executive officers, including the Named Executive Officers (“NEOs”) detailed in the accompanying tables. It is the objective of the Company to reward key executives for the attainment of financial and strategic objectives which are aligned directly with the success of the Company and focus upon the best interests of our stockholders.

In May 2005, we successfully completed a comprehensive reorganization, fundamentally transforming into an organization poised for growth. A critical component of this transformation involved the comprehensive development of a talented and experienced senior management team to fully leverage our strategic, operational and human capital plans. Prior to our reorganization, our compensation program was more tactical and reflected the shorter term approach of our former business strategy. In 2006, we, with the guidance and oversight of the Compensation Committee, initiated a strategic and results-driven compensation program to drive enhanced performance and attain the Company’s stated business objectives. We provide competitive total compensation packages commensurate with corporate and strategic objectives, the components of which are specifically described in this discussion and analysis.

The Compensation Committee provides the required oversight of our compensation policies and practices, including, but not limited to, those related to incentive compensation and equity-based plans, executive retention, severance and retirement programs and any other executive benefit plans or programs. The Compensation Committee obtains recommendations and information from the Company’s Chief Executive Officer (“CEO”) and other executive officers, including the Executive Vice President, Human Resources (“EVP, HR”) and the Executive Vice President, General Counsel, and, from time to time, external consultants, regarding compensation and benefit matters, but makes all final decisions regarding the compensation of officers and key management personnel. The Committee reports its decisions to the Board. The duties and responsibilities of the Compensation Committee include, but are not limited to:

a.	Establishing and reviewing the Company’s overall management compensation philosophy and policy.

b.	Reviewing and approving the annual and long-term corporate goals and objectives relevant to the compensation of the CEO, evaluating at least annually the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation, as well as any other terms of the CEO’s employment (including but not limited to perquisites, retention programs, severance arrangements and retirement benefits). In determining any long-term incentive component of CEO compensation, the Compensation Committee considers the Company’s performance and relative shareholder return, the value of similar incentive awards to CEO’s at comparable companies, and the awards given to the CEO in past years.

c.	Reviewing on a periodic basis and approving the compensation and other material terms of employment of other senior officers of the Company, the annual and long-term corporate goals and objectives relevant to such compensation and any terms and modifications thereto, including with respect to any incentive-compensation and equity-based plans, retention, severance and retirement programs, perquisites and any other employee benefit plans or programs.

d.	Reviewing and recommending for Board approval Company policies and actions regarding incentive and equity-based programs for employees of or consultants to the Company; and administering and monitoring compliance with such rules, policies and guidelines for the issuance of awards pursuant to such programs, as well as authorizing awards thereunder.

e.	Reviewing and recommending for Board approval policies regarding any changes in employee retirement plans or programs, and other employee benefit plans and program; and monitoring compliance with such programs.

f.	Reviewing and recommending director compensation for Board approval.

g.	Reviewing and discussing our Compensation Discussion and Analysis disclosure required by SEC regulations with management and determining whether to recommend to the Board that it be included in our filings.

h.	Producing any Compensation Committee report required by law or regulation.

i.	Annually evaluating the performance of the Compensation Committee, including its effectiveness and compliance with its charter.

j.	Reviewing and assessing the adequacy of the Compensation Committee Charter on an annual basis, and recommending appropriate changes.

Compensation Philosophy and Objectives

The Compensation Committee has enacted an overall compensation program to align executive compensation of key employees with the best interests of stockholders by rewarding performance based upon the attainment of financial and strategic goals of the Company. The Compensation Committee reviews and evaluates the performance metrics of all incentive compensation programs, including the annual incentive and long-term incentive plans. Prior to rendering any decisions regarding executive compensation, the Compensation Committee obtains recommendations and information from the Company’s CEO and other executive officers, including the EVP, HR and the Executive Vice President, General Counsel and, from time to time, external consultants regarding compensation and benefit matters, but renders all final decisions regarding the compensation of officers and key management personnel. However, the Compensation Committee retains the right and authority to act in its sole and absolute discretion. The Compensation Committee reviews, evaluates and approves the proper allocation of fixed and variable compensation components based upon the following factors:

•	competitive market value for a position;

•	retention and recruitment of talented and experienced executives;

•	internal equity among similarly situated executives; and

•	providing appropriate incentives for executives to achieve superior results.

2006 Executive Compensation Components

As provided in the Summary Compensation Table that follows this discussion, 2006 compensation for our NEOs incorporated the following primary components:

•	Base salary

•	Annual Incentive Plan

•	Long Term Incentive Plan through equity compensation

•	Retirement Savings Plan

•	Perquisites

In January 2005, in anticipation of the Company’s reorganization, the Company retained independent executive compensation consultant, Towers Perrin, to conduct a comprehensive compensation review. The objective of the Company was to develop a compensation strategy consistent with the new Company’s culture and future strategic growth outlook to include establishing market-based target compensation levels and a formal incentive compensation program. The report, primarily based upon competitive market data, determined the appropriate mix between fixed and variable compensation components. Decisions to implement or alter future compensation adjustments would consider such factors as annual adjustments, changes in competitive market data, and any material change in the size or scope of the Company. The competitive market data contained companies within the gaming and leisure industry and included the following companies:

• Ameristar Casinos, Inc.	• MGM Mirage

• Argosy Gaming Co.	• MTR Gaming Group, Inc.

• Aztar Corporation	• Penn National Gaming, Inc.

• Boyd Gaming Corp.	• Pinnacle Entertainment, Inc.

• Caesars Entertainment, Inc.	• Stations Casinos

• Harrah’s Entertainment, Inc.	• Wynn Resorts Ltd.

• Isle of Capri Casinos	• Mandalay Resort Group

Commensurate with the compensation methodology utilized by the Company’s independent consultant and the recommendations provided, the Company’s compensation program was adjusted to reflect a more competitive-based system which translated to lower base salaries and more emphasis on variable compensation components including annual and long term incentive plans consistent with competitive market data and performance of the Company.

Base Salary

We provide NEOs and other executives with competitive base salaries to compensate them for professional services performed during the fiscal year. Base salaries for our NEOs are determined for each executive by utilizing competitive market and internal compensation data. The objective for base salary compensation is established between the 50th and 75th percentile of comparable executive positions within the gaming industry. Internal equity for similarly situated executives is also a considered factor. Annual merit increases and base salary adjustments are approved by the Compensation Committee based upon recommendations by the President and CEO and the EVP, HR derived from the same annual salary adjustment policy for all employees within the Company.

Annual Incentive Plan

The Annual Incentive Plan is a cash plan directly linked to the financial performance of the Company. Each NEO had a target incentive cash award opportunity for 2006 as established by the Compensation Committee and is described in the compensation tables. The target incentive cash award typically ranges from 40%-131% of the NEO’s base salary amount, with the most senior NEO at the higher end of the range. To ensure strategic objectives are attained, the Annual Incentive Plan may include the attainment of functional measurement criteria as determined by the President and CEO and reviewed, evaluated and approved by the Compensation Committee. The functional measurement criteria are separate from the financial achievement objectives and consists of regulatory compliance, capital spending, customer survey results, strategic growth initiatives, gaming cost of sales, market share increases and payroll cost controls. The financial achievement objectives of the Annual Incentive Plan are based upon the achievement of earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) goals. Target bonus is compensated at a mid-range level and is based upon the successful achievement of prescribed EBITDA which includes base business growth and a return on new capital expenditures. A maximum bonus level is established for superior performance. Linear bonus stretch points are established for EBITDA attainment between graduated performance benchmarks to align specific financial performance levels to the corresponding bonus level.

Long Term Incentive Plan

Our Long Term Incentive Plan (“LTIP”), which was approved by stockholders in 2005, is an equity compensation plan in which NEOs and other executives are awarded restricted stock grants with three year vesting for the achievement of functional measurement criteria recommended to the Compensation Committee by the CEO and the EVP, HR and reviewed, evaluated and approved by the Compensation Committee. The established metrics for the LTIP are based upon strategic objectives of the Company and are derived from our Strategic Plan approved by the Board. The target values for annual LTIP awards are established based upon competitive market data and have a maximum annual restricted share grant equal to the recipient’s annual base salary plus the recipient’s annual targeted bonus. The LTIP award is granted annually at the Compensation Committee’s first regularly scheduled meeting of each calendar year based upon the achievement of strategic objectives and approval by the Compensation Committee and as necessary from time to time during the year for the recruitment or retention of qualified executive officers or management. Prior to our restructuring in 2005, we did not have an established long term incentive plan. The LTIP was established to provide competitive compensation for new and existing employees and to further motivate them to attain exceptional performance levels. The LTIP provides participating executives with the opportunity and incentive to perform in a manner which will enable our shareholders to attain expected results and provides flexibility to the Company in its ability to motivate, attract and retain the services of key executives whose judgment, interest and special effort is necessary for the successful conduct of our operations.

Retirement Savings Plan

We do not have a pension or deferred compensation program. Rather, through our Retirement Savings Plan, which is a tax qualified 401(k) retirement savings plan (the “401(k) Plan”), we allow opportunity for executives to provide for their own retirement. All full time employees not represented by a collective bargaining agreement are eligible to participate in the 401(k) Plan. Named executives, and all other eligible employees, are permitted to contribute up to 30% of their annual salary or the limit prescribed by the Internal Revenue Service on a before tax basis. We will match 50% of each pre-tax dollar contributed on the first 6% of pay deferred to the plan. Company matching contributions vest for all eligible employees according to this schedule:

0 – 2 years	0%
2 – 3 years	25%
3 – 4 years	50%
4 – 5 years	75%
5 years	100%

Perquisites

We provide NEOs with perquisites that the Company and the Compensation Committee believe are reasonable, customary and competitive in our industry and enable the Company to attract and retain superior employees in critical management roles. Perquisites include a medical expense reimbursement plan, disability and life insurance, reimbursement of travel costs and reimbursement of certain automobile expenses. The Compensation Committee reviews, evaluates and approves all substantive perquisites for NEOs.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation paid to or accrued by our current Chief Executive Officer, Chief Financial Officer and our other three most highly compensated NEOs in fiscal year 2006. Compensation earned during one year and paid in a subsequent year is recorded under the year earned.

Name	Year	Salary	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compen- sation (3)	All Other Compen- sation		Total
James B. Perry (1)	2006	$850,000	$1,077,219	—	$369,590	$164,350	(4)	$2,461,159
Chief Executive Officer and President

Mark Juliano	2006	$775,000	$859,159	$660,559	$439,807	$20,255	(5)	$2,754,780
Chief Operating Officer

Dale R. Black	2006	$350,000	$360,843	—	$196,217	$46,543	(6)	$953,603
Executive Vice President and Chief Financial Officer

James A. Rigot	2006	$430,288	$141,704	—	$278,364	$20,098	(7)	$870,454
General Manager, Trump Plaza

Paul B. Keller	2006	$350,000	$315,737	—	$130,046	$51,259	(8)	$847,042
Executive Vice President of Design and Construction

(1)	Mr. Perry also serves as a director of the Company, but received no additional compensation or fees for such service.
(2)	Represents expense for restricted stock or stock options granted under the LTIP in accordance with FAS 123(R). See Note 8 to our consolidated financial statements for the assumptions used to value such awards. We have never paid a dividend on our Common Stock and do not anticipate paying one in the foreseeable future.
(3)	Amounts represent incentive bonuses earned under the Annual Incentive Plan.
(4)	Includes $98,601 for payment of housing costs, $41,847 for reimbursement of travel costs, $3,900 for the medical expense reimbursement plan, $18,812 for disability and life insurance and $1,190 for reimbursement of automobile expenses.
(5)	Includes $4,945 for the medical expense reimbursement plan, $12,322 for disability and life insurance and $2,988 for reimbursement of automobile expenses.
(6)	Includes $37,394 for reimbursement of travel costs, $1,019 in matching contributions under our 401(k) plan, $650 for the medical expense reimbursement plan, $4,447 for disability and life insurance and $3,033 for reimbursement of automobile expenses.
(7)	Includes $2,925 for the medical expense reimbursement plan, $14,991 for disability and life insurance and $2,182 for reimbursement of automobile expenses.
(8)	Includes $40,327 for reimbursement of travel costs, $320 in matching contributions under our 401(k) plan, $650 for the medical expense reimbursement plan and $9,962 for disability and life insurance.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award 2006 Plan Balance (1)	All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (3)	Grant Date Fair Value of Stock and Option Awards
James B. Perry	N/A	$251,587	—	—	—	—
Chief Executive Officer and President

Mark Juliano	N/A	$353,961	—	—	—	—
Chief Operating Officer

Dale R. Black	1/1/2006		32,000	—	$20.13	$644,160
Executive Vice President and	N/A	$167,140
Chief Financial Officer

James Rigot	N/A	$230,562	—	—	—	—
General Manager, Trump Plaza

Paul B. Keller	1/1/2006		28,000	—	$20.13	$563,640
Executive Vice President of	N/A	$110,768
Design and Construction

(1)	Amounts represent the payouts remaining under the 2006 Annual Incentive Plan.
(2)	Awards are granted annually at the Compensation Committee’s first regularly scheduled meeting of each calendar year based upon achievement of strategic objectives and as necessary from time to time during the year for the recruitment or retention of qualified executive officers or management, all with the approval by the Compensation Committee.
(3)	Restricted stock awards are made at the closing price on the date of the award.

Section162(m) of the Internal Revenue Code limits the amount of compensation paid to each NEO that may be deducted by the Company to $1,000,000 in any year. There is an exception to the $1,000,000 limitation for performance-based compensation that meets certain requirements. Based on the regulations issued by the Internal Revenue Service, we have taken the necessary actions to ensure the deductibility of payments under our annual cash bonuses, equity-based compensation awards and long-term incentive compensation awards.

Outstanding Equity Awards At Year End (1)

The following table shows outstanding equity awards to the NEOs of our Company at December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
James B. Perry	—	—	—	$—	—	70,000	$1,276,800
Chief Executive Officer and President

Mark Juliano	—	—	300,000	$17.75	10/6/2015	60,000	$1,094,400
Chief Operating Officer

Dale R. Black	—	—	—	$—	—	32,000	$583,680
Executive Vice President and Chief Financial Officer

James A. Rigot	—	—	—	$—	—	10,000	$182,400
General Manager, Trump Plaza

Paul B. Keller	—	—	—	$—	—	28,000	$510,720
Executive Vice President of Design and Construction

(1)	Grants of restricted stock awarded to executive officers will be pursuant to the terms of the Restricted Stock Award Agreement approved by the Compensation Committee, which agreement provides that the restriction on such stock expires in three equal increments on each of the first, second and third anniversary of the original grant date. Such restrictions will expire immediately upon a change of control.

Option Exercises and Stock Vested

The following table shows option exercises and restricted stock awards during the year ended December 31, 2006 for the NEOs of our Company at December 31, 2006.

	Option Award		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Received on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Received on Vesting ($)
James B. Perry	—	$—	30,000	$597,600
Chief Executive Officer and President

Mark Juliano	—	$—	30,000	$539,100
Chief Operating Officer

Dale R. Black	—	$—	—	$—
Executive Vice President and
Chief Financial Officer

James A. Rigot	—	$—	5,000	$85,500
General Manager, Trump Plaza

Paul B. Keller	—	$—	—	$—
Executive Vice President of
Design and Construction

Potential Payments Upon Termination or Change In Control

We have entered into employment and severance agreements with each of the NEOs that require us to make payments and provide various benefits to the executives in the event of the executive’s termination or change of control in the Company. The terms of the agreements and the estimated value of the payments and benefits due to the NEOs pursuant to their agreements under various termination events are detailed below.

James B. Perry.    Pursuant to Mr. Perry’s employment agreement, if Mr. Perry’s employment is terminated other than for Cause, death or disability, or resigns for “Good Reason” (which is defined in the employment agreement and includes a Change in Control): (A) Mr. Perry will receive in a lump sum in cash the aggregate of: (i) the sum of: (a) any accrued but unpaid Annual Base Salary and any accrued but unused vacation, (b) expenses that are reimbursable but have not been reimbursed, and (c) the Annual Bonus for the fiscal year immediately preceding the fiscal year in which the date of termination occurs if such bonus had been determined but not paid as of the date of termination and that portion of the Annual Bonus to which Mr. Perry would be entitled for the fiscal year of termination prorated for that portion of the fiscal year that he was employed, and (ii) a lump sum amount equal to the current year’s Annual Base Salary and the previous year’s Annual Bonus; (B) the Company shall pay or provide Mr. Perry any other amounts or benefits required to be paid or provided or which Mr. Perry is eligible to receive under any plan, program, policy or practice or contractual agreement (other than any severance plan, program, policy or practice or contract or agreement) with the Company and its affiliates; (C) all unvested options shall vest; and (D) any remaining restrictions on any stock granted to Mr. Perry shall immediately expire and be void.

If the Company terminates Mr. Perry’s employment for cause, death or disability, or Mr. Perry resigns, including retirement, Mr. Perry will receive (i) any accrued base salary and vacation through the termination date, (ii) reimbursable expenses not then reimbursed, and (iii) except in the event of termination for cause, (a) annual bonus for the fiscal year immediately preceding that fiscal year in which the termination occurs if not yet paid and the prorated portion of any bonus determined but not yet paid for the fiscal year of the termination and (b) restrictions on the sale of stock granted to Mr. Perry shall be released and, in the event of termination for cause or resignation, any shares of unvested restricted stock shall be cancelled.

Regardless of the time or circumstances surrounding the termination of Mr. Perry’s employment with the Company, the Company is contractually required to provide Mr. Perry and his immediate family members, including Mr. Perry and his wife through the age of 65 and Mr. Perry’s children through the age of 25, as long as they remain full-time students, with full medical, dental and vision insurance. Due to the many variables of this benefit, the Company cannot estimate its cost at this time.

As of December 31, 2006	Death or Disability	Voluntary Termination and Retirement	For Cause	Not for Cause by Company/Good Reason By NEO	Change in Control
James B. Perry
Chief Executive Officer and President
Cash Severance – Base Salary	$—	$—	$—	$850,000	$850,000
Cash Severance – Bonus	320,000	320,000	—	320,000	320,000
Incentive Compensation (a)	251,587	251,587	251,587	251,587	251,587
Restricted Stock (b)	1,276,800	—	—	1,276,800	1,276,800
Accrued Vacation Pay (c)	65,385	65,385	65,385	65,385	65,385

(a)	Incentive compensation represents unpaid amounts at December 31, 2006 earned under our Annual Incentive Plan.
(b)	Upon (i) death or disability, (ii) not for cause by company/good reason by NEO or (iii) a change in control, restrictions on restricted stock awards lapse.
(c)	Amounts represent earned and unpaid vacation at December 31, 2006.

Mark B. Juliano.    Pursuant to Mr. Juliano’s employment agreement, if Mr. Juliano’s employment is terminated by the Company Without Cause or by Mr. Juliano with Good Reason, Mr. Juliano will be entitled to (i) receive over a period of fifty-two (52) weeks, payment of (A) Salary Continuation, plus paid time off earned and unused through the termination date and (B) a pro rata bonus for the then current year based on the performance of the Company, paid in the following year when bonuses are normally distributed, (ii) health and dental participation, but not eligibility for the Company’s Long Term Disability Plan, if any, (iii) at the Company’s expense, executive outplacement services as currently provided to terminated executives at his grade level, and (iv) the ability to exercise, for a period of one year, all vested option grants (and those that become vested) during the Salary Continuation Period (as defined). If any such payments are subject to income, excise or similar tax, Mr. Juliano will be entitled to receive an additional amount such that, after the satisfaction of all tax obligations imposed on such payments, Mr. Juliano is made whole for such taxes.

If the Company terminates the agreement for cause or Mr. Juliano resigns, including retirement, Mr. Juliano will receive any accrued based salary and vacation through the termination date.

If Mr. Juliano’s employment is terminated for death or disability, Mr. Juliano will receive (i) any accrued base salary and vacation through the termination date and (ii) a pro rata bonus for the year of termination, provided that in the event of termination upon disability, base salary payments will be offset by disability payments.

If Mr. Juliano’s employment is terminated following a Change of Control, Mr. Juliano will receive, subject to his execution of a release, a lump sum payment in cash within thirty (30) days of the Separation Date equal to two times the sum of Mr. Juliano’s Annual Base Salary and the Target Bonus. In addition, if Mr. Juliano is terminated following a Change of Control, all equity stock awards will immediately vest.

As of December 31, 2006	Death or Disability	Voluntary Termination and Retirement	For Cause	Not for Cause by Company/Good Reason By NEO	Change in Control
Mark Juliano
Chief Operating Officer
Cash Severance – Base Salary	$—	$—	$—	$775,000	$1,550,000
Cash Severance – Bonus	465,000	—	—	465,000	930,000
Incentive Compensation (a)	353,961	353,961	353,961	353,961	353,961
Restricted Stock (b)	—	—	—	1,094,400	1,094,400
Stock Options (b)	—	—	—	—	—
Accrued Vacation Pay (c)	14,904	14,904	14,904	14,904	14,904
Benefits Continuation	19,603	19,603	—	19,603	19,603

(a)	Incentive compensation represents unpaid amounts at December 31, 2006 earned under our Annual Incentive Plan.
(b)	Upon (i) death or disability, (ii) not for cause by company/good reason by NEO, (iii) or a change in control, restrictions on restricted stock awards lapse and outstanding stock options become exercisable.
(c)	Amounts represent earned and unpaid vacation at December 31, 2006.

Other NEOs.    Messrs Black, Rigot and Keller all have employment agreements with the Company providing for termination with or without cause at any time.

If the NEO’s employment is terminated for death or disability, the NEO will receive (i) any accrued base salary and vacation through the termination date and (ii) a pro rata bonus for the year of termination.

If the NEO’s employment is terminated for Cause or Without Good Reason (as defined in the employment agreement and including resignation or retirement), the NEO shall receive his accrued base salary and vacation through the termination date.

If the NEO’s employment is terminated by the Company without Cause or by the NEO with Good Reason, the NEO will be entitled to (i) receive over a period of fifty-two (52) weeks, payment of (A) Salary Continuation, plus paid time off earned and unused through the Separation Date (as defined) and (B) a pro rata bonus for the then current year based on the performance of the Company, paid in the following year when bonuses are normally distributed, (ii) health and dental participation, but not eligibility for the Company’s Long Term Disability Plan, if any, (iii) at the Company’s expense, executive outplacement services being provided at that time to terminated executives at his grade level, and (iv) the ability to exercise, for a period of one year, all vested option grants (and those that become vested) during the Salary Continuation Period (as defined). If any such payments are subject to income, excise or similar tax, the NEO will be entitled to receive an additional amount such that, after the satisfaction of all tax obligations imposed on such payments, the NEO is made whole for such taxes.

If the NEO’s employment is terminated following a Change of Control (as defined), the NEO will receive, subject to his execution of release, a lump sum payment in cash within thirty (30) days of the Separation Date (as defined), equal to two times the sum of the NEO’s Annual Base Salary and the Bonus for the prior fiscal year, provided that the lump sum payment will not be paid to the NEO if the change of control involves the acquisition of the Company by Mr. Trump and the NEO’s employment continues for at least six (6) months following such acquisition. In addition, if the NEO is terminated following a Change of Control, all restrictions on stock awards will immediately be lifted.

As of December 31, 2006	Death or Disability	Voluntary Termination and Retirement	For Cause	Not for Cause by Company/Good Reason By NEO	Change in Control
Dale R. Black
Executive Vice President and Chief Financial Officer
Cash Severance – Base Salary	$—	$—	$—	$350,000	$700,000
Cash Severance – Bonus (a)	—	—	—	—	—
Incentive Compensation (b)	167,140	167,140	167,140	167,140	167,140
Restricted Stock (c)	—	—	—	583,680	583,680
Accrued Vacation Pay (d)	26,923	26,923	26,923	26,923	26,923
Benefits Continuation	19,603	19,603	—	19,603	19,603

James A. Rigot
General Manager, Trump Plaza
Cash Severance – Base Salary	$—	$—	$—	$450,000	$900,000
Cash Severance – Bonus (a)	—	—	—	—	—
Incentive Compensation (b)	230,562	230,562	230,562	230,562	230,562
Restricted Stock (c)	—	—	—	182,400	182,400
Accrued Vacation Pay (d)	43,269	43,269	43,269	43,269	43,269
Benefits Continuation	19,603	19,603	—	19,603	19,603

Paul B. Keller
Executive Vice President of Design and Construction
Cash Severance – Base Salary	$—	$—	$—	$350,000	$700,000
Cash Severance – Bonus (a)	—	—	—	—	—
Incentive Compensation (b)	110,768	110,768	110,768	110,768	110,768
Restricted Stock (c)	—	—	—	510,720	510,720
Accrued Vacation Pay (d)	20,192	20,192	20,192	20,192	20,192
Benefits Continuation	19,603	19,603	—	19,603	19,603

(a)	No cash severance – bonus is included as these individuals were not paid bonuses during 2005.
(b)	Incentive compensation represents unpaid amounts at December 31, 2006 earned under our Annual Incentive Plan.
(c)	Upon (i) death or disability, (ii) not for cause by company/good reason by NEO, or (iii) a change in control, restrictions on restricted stock awards lapse.
(d)	Amounts represent earned and unpaid vacation at December 31, 2006.

The amounts shown in the tables above assume that such termination was effective as of December 31, 2006, and thus include amounts earned through such time. The amounts listed in the table above are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Certain Relationships and Related Transactions

Described below are transactions, or series of similar transactions, since the beginning of our 2006 fiscal year, or any currently proposed transaction or similar transactions, to which we (or any of our subsidiaries) were or are to be a party, in which the amount exceeds $60,000 and in which any of our directors, executive officers, security holders who beneficially own more than 5% of our voting securities, and any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest. The Board of Directors has adopted a policy entitled “Policy for the Review, Approval or Ratification of Transactions with Related Persons.” In considering the approval or ratification of a related person transaction, the policy requires the Board to determine that it is fair and reasonable to the Company and, if Mr. Trump is the related person, that it is on terms not materially less favorable to the Company than those that would have been obtained in a comparable transaction with an unrelated third party. A copy of this policy is contained in Appendix A.

Agreements with Donald J. Trump

Services and Executive Agreements.    We have entered into a services agreement with Mr. Trump whereby Mr. Trump serves as Chairman of the Board of Directors as well as provides other services as defined therein. The initial term of the services agreement is three years, with automatic renewal options. Our predecessor company had an executive agreement with Mr. Trump whereby he agreed to act as President and Chief Executive Officer as well as Chairman of the Board of Directors. This executive agreement was terminated with the execution of the services agreement. Payments under these agreements were $1,878,000, $1,565,000 and $692,000 during the year ended December 31, 2006, the period from May 20, 2005 through December 31, 2005 and the period from January 1, 2005 through May 19, 2005, respectively.

Trademark License Agreement and Trademark Security Agreement.    Under a trademark license agreement, dated as of the Effective Date, we have a perpetual, exclusive and royalty-free license to use Mr. Trump’s name and likeness in connection with our casino and gaming activities, subject to certain terms and conditions. Mr. Trump’s obligations under the trademark license agreement are secured by an amended and restated trademark security agreement, pursuant to which Mr. Trump has granted us a first priority security interest in the licensed marks in connection with casino services and gaming activities, subject to certain terms and conditions.

If the services agreement is terminated by us other than for “cause” or if it is terminated by Mr. Trump for “good reason,” (in each case other than as a result of Mr. Trump’s death or permanent disability) and we do not offer terms to Mr. Trump pursuant to a new services agreement at least as favorable to Mr. Trump as his existing services agreement, then we will have the option to convert the trademark license into a royalty-bearing license with a ten-year term. In such case, for each of our properties using the licensed marks or Mr. Trump’s likeness, Mr. Trump will be entitled to an annual royalty, payable quarterly in the amount of (i) $500,000 for each of our properties with an annual EBITDA (as defined in the services agreement) of at least $25 million or (ii) $100,000 for each of our properties with an annual EBITDA of less than $25 million, provided that aggregate royalties will not exceed $5 million a year.

DJT Investment Agreement.    On the Effective Date, we entered into an amended and restated investment agreement with Mr. Trump, pursuant to which Mr. Trump made a $55 million cash equity investment in TER Holdings and contributed to TER Holdings his approximately $16.4 million aggregate principal face amount of 17.625% Second Priority Notes due 2010 of Trump Casino Holdings, LLC (including interest accrued thereon) in exchange for an approximately 23.5% limited partnership interests in TER Holdings.

Debt Guarantee.    Under an agreement between Mr. Trump and U.S. Bank National Association, the Trustee for our $1,250,000,000 of 8 1/2% Senior Secured Notes Due 2015, Mr. Trump has provided a guarantee of up to $250,000,000 of such notes under certain terms and conditions.

TER Holdings’ Partnership Agreement and Exchange Rights Agreement.    The fourth amended and restated partnership agreement of TER Holdings, dated as of the Effective Date, contains provisions regarding the management of TER Holdings, the transferability of interests, additional capital contributions and distribution and allocation of profits and interests, among other provisions. The partnership agreement also contains certain tax distribution and indemnification provisions that, among other things, require the affirmative vote of Mr. Trump with respect to a sale or transfer of one or more of our properties; provided, however, that we may sell or transfer such properties without Mr. Trump’s consent if we indemnify Mr. Trump up to an aggregate of $100,000,000 for the U.S. federal income tax consequences associated with such sale or transfer. On the Effective Date, Mr. Trump and certain of his controlled affiliates entered into a third amended and restated exchange rights agreement with us, which allows Mr. Trump and his controlled affiliates to exchange their limited partnership interests in TER Holdings for 9,377,484 shares our Common Stock, subject to certain terms and conditions.

Right of First Offer Agreement.    On the Effective Date, we entered into a Right of First Offer Agreement (“ROFO Agreement”), as amended, with Trump Organization, LLC, Mr. Trump’s private real estate organization, granting Trump Organization, LLC a three-year, right of first offer to serve as development manager, project manager, construction manager and/or general contractor with respect to construction and development projects with an initial budget of at least $35,000,000, for casinos, casino hotels and related hospitality lodging to be performed by third parties on our existing and future properties (“Project”), subject to certain terms and conditions. If Trump Organization, LLC does not exercise its right of first offer within thirty days after receiving a notice from us, then we may engage any party to perform such services upon any terms, subject to certain limitations. The agreement sets forth the terms, conditions and parameters for the negotiations of the terms of any services to be provided by Trump Organization, LLC under the agreement. During September 2006, we amended the ROFO Agreement with Trump Organization, LLC to provide that so long as Trump Organization LLC does not exercise the rights originally granted under the ROFO Agreement, it would be paid a monthly retainer to provide cost saving services for any Project and would receive a percentage of any cost savings realized through its efforts. Trump Organization LLC did not exercise its rights under the ROFO Agreement with respect to the hotel tower currently under construction at the Trump Taj Mahal and is providing cost savings services with respect thereto. Under the terms of the amendment to the ROFO Agreement, we paid $1,051,000, including minimum monthly fees of $350,000 and cost saving commissions of $701,000 to Trump Organization LLC during the year ended December 31, 2006.

Voting Agreement.    We have a voting agreement with Mr. Trump, which provides for the continued election of the five Class A Directors (and any person selected by a majority of Class A Directors then serving as directors to fill any vacancy) during the Class A Nomination Period. See “Director Information” for summary of Mr. Trump’s rights to designate directors for nomination to our Board.

Class A Warrants.    During 2006, Mr. Trump exercised Class A Warrants for 1,217,933 shares of our Common Stock at a purchase price $14.60.

Use of Trump’s Facilities and Other Transactions.    In the normal course of business, we engage in various transactions with other entities owned by Mr. Trump, including $79,000 for leasing certain office space in Trump Tower in Manhattan, $87,000 for the periodic use of Mr. Trump’s airplane and golf-courses to entertain high-end customers and $319,000 for costs provided to pilot and maintain Mr. Trump’s airplane. Additionally, in the ordinary course of business, we purchased $563,000 of Trump labeled merchandise, including $470,000 for Trump Ice bottled water served to our customers, from third party vendors. While we do not directly pay royalties on such merchandise to Mr. Trump, he may be entitled to royalties from these third party vendors.

All related person transactions involving Mr. Trump have been reviewed and approved by the Class A Directors.

Other Relationships

Mrs. Loretta I. Pickus is employed by TER Holdings as a Vice President of Legal Affairs pursuant to an employment agreement, dated as of January 1, 2007. Mrs. Pickus is the wife of Robert M. Pickus, our Executive Vice President, Secretary and General Counsel. Mrs. Pickus is paid an annual base salary of $195,000 and receives insurance coverage and certain other employee benefits provided to similarly situated executives of the Trump Entertainment Resorts Holdings. Mrs. Pickus also earned a $50,239 bonus in 2006 under our Annual Incentive Plan.

From time to time, certain relatives of our officers hold part-time or seasonal positions at one or more of our properties.

REPORT OF THE COMPENSATION COMMITTEE

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information be incorporated by reference into any future filings under the Securities Act or Exchange Act, except to the extent that we specifically incorporate it by reference in a filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Morton E. Handel, Chairman

Edward H. D’Alelio

Don M. Thomas

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee recommended and approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company for the year ending December 31, 2007. The Company is seeking the stockholders ratification of such action.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2 RATIFYING THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed to be soliciting material or to be “filed” with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

The functions of the Audit Committee are focused on the following areas:

•	the reliability and integrity of our accounting and financial reporting practices;

•	the quality and integrity of our financial statements and reports;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and of our independent registered public accounting firm;

•	our compliance with laws, regulations and internal policies; and

•	the soundness of our internal controls.

The Audit Committee fulfills its responsibilities through periodic meetings with our independent auditors, internal auditors and management.

The directors who serve on the Audit Committee all meet the independence requirements promulgated by the SEC, including Rule 10A-3(b)(1) pursuant to the Exchange Act, and the independence rules of the Nasdaq Stock Market. Our Board made an affirmative determination as to the independence of each member of the Audit Committee, including a determination that no member of the Audit Committee has a relationship with the Company that may interfere with his or her independence from our company and its management. No member of the Audit Committee has participated in the preparation of our financial statements, and each member is able to read and understand fundamental financial statements. In addition, as disclosed above, our Board has determined that Michael A. Kramer is “audit committee financial expert,” as defined in the applicable rules and regulations of the Exchange Act.

During 2006, our Audit Committee met eight times and discussed the interim financial information contained in each quarterly earnings announcement with our Chief Financial Officer, the independent auditors and in-house counsel prior to public release.

The Board has adopted a written charter setting out the authority and responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available on our website and provides greater detail regarding the activities of the Audit Committee.

Management has primary responsibility for our consolidated financial statements and the overall reporting process, including our system of internal controls.

The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present our financial position, results of operations and cash flows in conformity with generally accepted accounting principles and discusses with the Audit Committee any issues they believe should be raised with the Audit Committee.

For 2006, the Audit Committee engaged Ernst & Young LLP, as our independent registered public accounting firm. The Audit Committee reviewed our audited consolidated financial statements and met with both management and Ernst & Young LLP to discuss those consolidated financial statements. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and fairly represent our financial condition, results of operations and cash flows.

The Audit Committee monitors matters related to the independence of Ernst & Young LLP. The Audit Committee received a letter from Ernst & Young LLP containing a description of all relationships between the auditors and our company. Ernst & Young LLP has also confirmed in a letter to us that in their judgment, they are independent of our company within the requirements of Independence Standards Board (“ISB”) Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380).

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

During 2006, we completed the documentation, testing and evaluation of our system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP. The Audit Committee reviewed the report of management contained in our Annual Report on Form 10-K for the year ended December 31, 2006. The Audit Committee also reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Form 10-K related to Ernst & Young LLP’s audit of (i) our consolidated financial statements; (ii) management’s assessment of the effectiveness of our internal control over financial reporting and (iii) the effectiveness of our internal control over financial reporting. The Audit Committee continues to oversee our efforts related to internal control over financial reporting and management’s preparations for the evaluation in fiscal 2007.

Audit Committee

Michael A. Kramer, Chairman

Edward H. D’Alelio

Wallace B. Askins

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table shows the fees paid or accrued by us for audit and other services provided by Ernst & Young LLP during 2005 and 2006:

	Year Ended December 31,
	2005	2006
Audit Fees (1)	$3,775,000	$1,266,000
Audit-Related Fees (2)	64,000	69,000
Tax Fees (3)	1,739,000	1,329,000
Other Fees	—	—

	$5,578,000	$2,664,000

(1)	Consists of professional services rendered in connection with the audit of our financial statements for the most recent fiscal year, reviews of the financial statements included in our quarterly reports on Form 10-Q during the fiscal years ended December 31, 2005 and December 31, 2006, and the issuance of comfort letters to underwriters and consents for filings with the SEC.
(2)	Includes services rendered in connection with the audit of our employee benefit plan.
(3)	Includes $1,200,000 and $580,000 of tax consulting services for the years ended December 31, 2005 and 2006, respectively.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE

NON-AUDIT SERVICES BY INDEPENDENT AUDITORS

The Audit Committee pre-approves all audit and non-prohibited, non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. A copy of this policy is contained in Appendix B. Under the policy, pre-approval is generally provided for up to one (1) year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service and has pre-approved all such services. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approval decisions made under delegated authority must be communicated to the Audit Committee at or before the next scheduled meeting. There were no waivers by the Audit Committee of the pre-approval requirement for permissible non-audit services in 2006.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation of our 2008 annual meeting of stockholders must be received by us at 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401, Attention of Robert Pickus, Secretary, no later than November 15, 2007.

Article II, Section 10 of our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals. In general, notice of a stockholder proposal for an annual meeting must be received by our Secretary no later than the tenth (10th) day following the date on which we first make public disclosure of the scheduled date of the 2008 annual meeting, provided that such date is not earlier than November 15, 2007 as required by Section 14a-8 promulgated under Regulation 14A of the Exchange Act.

Any stockholder interested in making a proposal is referred to Article II, Section 10 of our Bylaws, which are filed with the SEC as well as Section 14a-8 promulgated under Regulation 14A of the Exchange Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company has been advised that a representative of Ernst & Young LLP, its independent registered public accounting firm, will be present at the meeting, will be available to respond to appropriate questions, and will be given an opportunity to make a statement if he or she so desires.

COSTS OF PROXY SOLICITATION

The entire cost of soliciting proxies from the stockholders will be borne by us. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telegram by directors, officers or regular employees, who will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. We have retained MacKenzie Partners, Inc., a proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $10,000 plus reimbursement of reasonable out-of-pocket expenses, which are not expected to exceed $20,000. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, in which case we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

2006 ANNUAL REPORT

Copies of our 2006 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2006 are being furnished to stockholders concurrently herewith. Exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 will be furnished upon request upon the payment of specified reasonable fees limited to our reasonable expenses in furnishing such exhibits. Such reports and other information may be obtained by visiting the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website (http://www.sec.gov) that contains reports and information statements and other information regarding us and other issuers that file electronically. Our website address is http://www.trumpcasinos.com. We make available, without charge, through our website, copies of our annual report on Form 10-K and this proxy statement.

By Order of the Board of Directors,

Robert M. Pickus

Executive Vice President, Secretary

and General Counsel

APPENDIX A

POLICY FOR THE REVIEW, APPROVAL OR RATIFICATION OF

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof) and therefore has adopted this policy which shall be followed in connection with all “Transactions with a Related Person” as described below.

1.	The policy applies to any transaction that the Company determines would be required to be publicly disclosed or considered for such disclosure by the rules of the Securities and Exchange Commission (“SEC”) applicable to the Company as a “Transaction with a Related Person”.

•

A “Transaction with a Related Person” consists of any transaction in which (A) (i) the Company or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $60,000 and (iii) any “Related Person” has a direct or indirect material interest or (B) (i) the Company or a subsidiary is a participant and (ii) Donald J. Trump or any Immediate Family Member of Mr. Trump has any direct or indirect interest.

•

A “Related Person” is any Director or Executive Officer of the Company, any nominee for director, any shareholder owning an excess of 5% of the total equity of the Company, and an “Immediate Family Member” of any such person.

•

“Immediate Family Member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person, and any person (other than a tenant or an employee) sharing the household of such person.

Whether the Related Person’s interest in a transaction is material or not will depend on all facts and circumstances, including whether a reasonable investor would consider the person’s interest in the transaction important, together with all other available information, in deciding whether to buy, sell or hold the Company’s securities. In preparing the Company’s periodic SEC filings, Company management makes determinations of materiality. In administering this policy, the Board or the relevant committee shall be entitled (but not required) to rely upon such determinations of materiality by Company management.

2.	The Company or any of its subsidiaries may employ a Related Person in the ordinary course of business consistent with the Company’s policies and practices with respect to the employment of non-Related Persons in similar positions.

3.	All other transactions subject to this policy must be approved or ratified by the Board of Directors. If the transaction involves a Related Person who is a Director or an Immediate Family Member of a Director, such Director may not participate in the deliberations or vote respecting such approval or ratification, provided, however, that such Director may be counted in determining the presence or a quorum at a meeting of the Board which considers such transaction.

4.	In the discretion of the Board, the consideration of such transaction may be delegated to the Corporate Governance & Nominating Committee, another standing committee or an ad hoc committee comprised of at least three directors, none of the members of which are the applicable Related Person or an Immediate Family Member thereof (or if a member of such committee is the applicable Related Person or an Immediate Family Member thereof, such member must recuse himself or herself from the matter).

5.	In the event Company management determines it is impractical or undesirable to wait until a Board or Committee meeting to consummate a Transaction with a Related Person, the Chair of the Corporate Governance & Nominating Committee may review and approve the Transaction with the Related Person in accordance with the criteria set forth herein. If such Chair or an Immediate Family Member of him or her is the subject Related Person, such transaction may be reviewed and approved by the Lead Director. The Chair of the Corporate Governance & Nominating Committee or the Lead Director, as the case may be, shall report any such approval to the Board at the next regularly scheduled Board meeting.

6.	The material facts respecting the transaction and the Related Person’s interest therein shall be disclosed to the Board, Committee or Director considering the matter.

7.	In approving or ratifying any transaction pursuant to Item 1(A) of this Policy, the Board, Committee or Director must determine that the transaction is fair and reasonable to the Company. The Board, Committee or Director shall not be required by this policy to obtain a fairness opinion or other third party support or advice regarding the fairness of the transaction, but may do so if it (or he or she) so determines in its (or his or her) discretion.

8.	In approving or ratifying any transaction pursuant to Item 1(B) of this Policy, the Board, Committee or Director must determine that the transaction is fair and reasonable to the Company and on terms that are not materially less favorable to the Company than those that would have been obtained in a comparable transaction with an unrelated third party. The Board, Committee or Director shall obtain a fairness opinion regarding the fairness of the transaction in accordance with the Indenture provisions as set for the below.

9.	In the event the Company becomes aware of a Transaction with a Related Person that has not been approved under this policy prior to its consummation, the matter shall be reviewed by the Board or a Committee as provided herein. The Board or Committee reviewing such transaction shall consider all of the relevant facts and circumstances respecting such transaction, and shall evaluate all options available to the Company, including ratification, revision or termination of such transaction, and shall take such course of action as the Board or committee deems appropriate under the circumstances. The Board or Committee shall also examine the facts and circumstances pertaining to the failure of such transaction to have been presented to the Board or a Committee under this policy and shall take any such action as deemed appropriate under the circumstances.

10.	No approval or ratification of a transaction hereunder shall be deemed to satisfy or supersede the requirements of the Company’s Code of Business Conduct or Code of Ethics for Principal Employees applicable to any Related Person and to the extent applicable, any transactions subject to this policy shall also be considered in light of the requirements set forth in those documents.

11.	If such transaction requires approval by the stockholders of the Company under its Certificate of Incorporation, the rules of NASDAQ or applicable law, such proposed transaction shall also be subject to such required stockholder approval. The approval or ratification of any transaction in accordance with this Policy shall also comply with the provisions of Section 4.14 of the Company’s Indenture dated as of May 20, 2005.

APPENDIX B

POLICY FOR THE REVIEW AND APPROVAL OF

AUDIT AND NON-AUDIT SERVICES

1.	The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision for such services does not impair the auditor’s independence. The independent auditor has reviewed this Policy and believes that implementation of the Policy will not adversely affect the auditor’s independence.

2.	Exhibit A to this Policy describes the nature of the audit, audit-related, and tax services that require the Audit Committee’s pre-approval. Exhibit B to this Policy describes those services that the Company’s independent auditors cannot perform as prohibited by the SEC.

3.	At its last meeting of each fiscal year, the Audit Committee will review the services expected to be provided by the independent auditor to ensure that the provision of such services will not impair the auditor’s independence. The Audit Committee will pre-approve fee levels of the up-coming fiscal year for both audit and audit related services. All tax compliance/planning projects and all other services not pre-approved as part of audit or audit related services will require specific pre-approval from the Audit Committee on an individual project basis. Approval for such services may be requested at the next Audit Committee meeting or, if earlier approval is necessary, it may be obtained in accordance with the Audit Committee’s delegation to the Audit Committee Chairman as described in item 4 Delegation below.

4.	The Audit Committee will not delegate its responsibilities to pre-approve services performed by the independent auditor to management. However, the Audit Committee has delegated pre-approval authority to the Audit Committee Chairman for unplanned services that arise during the year. The Chairman has the authority to review and approve permissible services up to $100,000 per service provided that the aggregate amount of such services does not exceed $500,000. The Audit Committee Chairman must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Exhibit A

Audit Services

•	Financial or statutory audits for the Company and its subsidiaries, including procedures to provide attestation as to the effectiveness of the Company’s internal controls.

•	Timely quarterly reviews of the Company and its subsidiaries.

•	Consultations related to accounting, financial reporting or disclosure matters.

•	Services associated with:

•	SEC registration statements

•	Periodic reports and other documents filed with the SEC

•	Comfort letters and consents

Audit-related Services

•	Audits of employee benefit plans

•	Due diligence services pertaining to potential business acquisitions/dispositions

•	Internal control reviews

•	Other attest services

Tax Compliance and Planning

•	U.S. federal, state and local tax compliance and planning

•	International tax compliance and planning

•	U.S. federal, state or International transfer pricing advice or documentation.

Exhibit B

Prohibited Non-Audit Services by the Independent Auditor

The Securities and Exchange Act of 1934 has been amended to prohibit the Company from engaging the independent auditor to perform the following types of services.

•	Bookkeeping and other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services or fairness opinions

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions or human resources

•	Broker or dealer, investment adviser, or investment banking services

•	Legal services and expert services unrelated to the audit

•	Tax services to certain persons in a Financial Reporting Oversight Role (FROR) with the Company

TRUMP ENTERTAINMENT RESORTS, INC.

1000 Boardwalk at Virginia Avenue

Atlantic City, New Jersey 08401

PROXY FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:30 a.m., local time, on Wednesday, May 2, 2007 at the law offices of Weil, Gotshal & Manges, LLP located at 767 Fifth Avenue, New York, New York 10153 on the 25th Floor.

The undersigned hereby appoints Robert M. Pickus and Dale R. Black, and each of them (the “Proxies”), with full power of substitution, as proxies of the undersigned to vote all shares of Common Stock, par value $0.001 per share, and all shares of Class B Common Stock, par value $0.001 per share, of TRUMP ENTERTAINMENT RESORTS, INC., which the undersigned is entitled in any capacity to vote at the above-stated annual meeting, and at any and all adjournments or postponements thereof, on the matters set forth on this proxy card, and, in their discretion, upon all matters incident to the conduct of the annual meeting and upon such other matters as may properly be brought before the annual meeting. This proxy revokes all prior proxies given by the undersigned.

All properly executed proxies will be voted as directed. If no instructions are indicated on a properly executed proxy, such proxy will be voted FOR the election of each director-nominee listed below. All ABSTAIN votes will be counted in determining the existence of a quorum at the Annual Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF TRUMP ENTERTAINMENT RESORTS, INC.

Receipt of the Notice of Meeting and the Proxy Statement, dated April 3, 2007, is hereby acknowledged.

PLEASE SIGN AND DATE WHERE INDICATED ON THE REVERSE SIDE OF THIS PROXY

CARD AND PROMPTLY MAIL THE PROXY CARD USING THE ENCLOSED ENVELOPE.

NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS.

(Please complete in blue or black ink.)

PROPOSAL 1. ELECTION OF CLASS III DIRECTORS.

Nominees: Morton E. Handel, James B. Perry and Donald J. Trump

☐  FOR all Nominees (except as marked to the contrary below)    ☐  WITHHOLDING AUTHORITY as to all Nominees

INSTRUCTION: To withhold your authority to vote for any one or more specific nominee(s), print his (their) name(s) on the line below.

Authority withheld for:

PROPOSAL 2. RATIFICATION OF AUDITORS.

To ratify the Board’s appointment of Ernst & Young, LLP as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2007.

☐  FOR    ☐  AGAINST    ☐  ABSTAIN

—Continued on the Reverse Side—

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

Dated: , 2007

Title or Authority:

Signature:

Signature, if held jointly:

(Joint tenants should EACH sign. Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, partner or corporate officer, please give FULL title as such.)

YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

TRUMP ENTERTAINMENT RESORTS, INC.

ENTRANCE PASS

2007 ANNUAL MEETING OF STOCKHOLDERS

This is an entrance pass for the 2007 Annual Meeting of Stockholders of Trump Entertainment Resorts, Inc.

In order to attend the annual meeting, you must bring this pass with you.

YOU WILL NOT BE ADMITTED TO THE ANNUAL MEETING WITHOUT THIS ENTRANCE PASS TOGETHER WITH YOUR PHOTO IDENTIFICATION!